Exhibit 1.01

Lindsay Corporation

Conflict Minerals Report

For the Calendar Year Ended December 31, 2016

This is the Conflict Minerals Report of Lindsay Corporation (“Lindsay”, “we”, “us” or “our”) for calendar year 2016 in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended.  The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively with gold, referred to as “3TG”) for the purposes of this assessment. These requirements apply to registrants regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo (the “DRC”) or an adjoining country, or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry (“RCOI”) completed.  If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if it is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a brief description of those due diligence measures.

In reliance on SEC guidance to the effect that the requirement of an audit has been stayed except if a registrant elects to describe its products as “DRC conflict-free” in its Conflict Minerals Report, this Conflict Minerals Report has not been audited by an independent private sector auditor.

For terms not otherwise defined herein, please refer to the Rule and SEC Release No. 34-67716 for such definitions.

1.	Lindsay Overview

Lindsay, along with its subsidiaries, is a global leader in providing a variety of proprietary water management and road infrastructure products and services.  Lindsay’s common stock is traded on the New York Stock Exchange under the ticker symbol LNN.  For more information regarding Lindsay, please visit our website at http://www.lindsay.com.

2.	Products Overview

Lindsay has operations which are categorized into two major reporting segments: irrigation and infrastructure.

Irrigation Segment – Our irrigation segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems which are used principally in the agricultural industry to increase or stabilize crop production while conserving water, energy and labor.  We also manufacture and market repair and replacement parts for our irrigation systems and controls; design and manufacture water pumping stations and controls for the agriculture, golf, landscape and municipal markets; manufacture and distribute separators and filtration solutions for groundwater, agriculture, industrial and heat transfer markets; and design and distribute machine‑to‑machine technology solutions and custom electronic systems for critical industrial applications.

Infrastructure Segment – Our infrastructure segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, road marking and road safety equipment, large diameter steel tubing, railroad signals and structures, and outsourced manufacturing and production services.

We determined that during the 2016 calendar year, we manufactured and sub-contracted to manufacture products containing 3TG and that the use of these minerals is necessary to the functionality or production of these products.

3.	Supply Chain Overview

We rely upon our direct suppliers to provide information regarding the origin of 3TG contained in components and materials supplied to us.  Generally, there are multiple tiers of suppliers between us and the mines from which the 3TG materials were mined.  Accordingly, most of our suppliers must similarly conduct due diligence up the supply chain.  We do not make purchases of raw ore or unrefined 3TG directly from mines, smelters or refiners.  The methods we used to try to determine the origin of 3TG in our products included:

•	sending letters to our direct suppliers, explaining the rule and referring the suppliers to online training materials and instructions;

•

soliciting information from relevant suppliers of components and materials utilized in our products, using the Conflict Minerals Reporting Template developed by the Conflict-Free Sourcing Initiative (the “CFSI”);

•	reviewing responses that we received from our suppliers and following up on information that appeared to be incomplete, incorrect or not trustworthy; and

•	sending multiple reminders to suppliers who did not respond to our requests for information.

We engaged a third-party service provider, Source Intelligence, to assist with the collection, review and evaluation of information regarding the presence and sourcing of 3TG materials used in our products.

4.	Reasonable Country of Origin Inquiry and Conclusion

We conducted an analysis of our products and found that 3TG can be found in some of our products and are necessary to the functionality or production of those products. Therefore, we are subject to the reporting obligations of the Rule.

We conducted, with the assistance of Source Intelligence, a survey of our direct suppliers using the CFSI Conflict Minerals Reporting Template. The template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence.  We believe this template is being widely adopted by many companies in their due diligence processes related to conflict minerals.

Despite having conducted a good faith RCOI and due diligence process, we have been unable to reliably determine the origin of all 3TG within our products.  Due to the complexity of our products and supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals.  Using our supply chain due diligence processes, we hope to further develop transparency into our supply chain.

5.	Conflict Minerals Status Analysis and Conflict Status Conclusion

We have concluded that our supply chain remains “DRC conflict undeterminable.” We reached this conclusion because we have been unable to determine the origin of the 3TG used in our products.

6.	Due Diligence Program

6.1.	Conflict Minerals Policy

Our policy with respect to the sourcing of conflict minerals may be found publicly on our internet website at http://www.lindsayir.com/Conflict_Minerals.

6.2.	Grievance Mechanism

Our existing whistleblower policy may be found publicly on our internet website at http://www.lindsayir.com/profiles/investor/Governance.asp and it provides a company-level grievance mechanism which covers reporting compliance issues including those regarding conflict minerals sourcing.

6.3.	Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with Annex I of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for 3TG. As described above, our efforts include utilization of the CFSI Conflict Minerals Reporting Template as part of our supply chain diligence process.

Our conflict minerals due diligence process includes: the development of a Conflict Minerals Policy; establishment of governance structures with cross-functional team members and senior executives; communication with direct suppliers; due diligence compliance process and measurement; and record-keeping.  Senior management is briefed about the results of our due diligence efforts on a regular basis.  As mentioned above, we engaged Source Intelligence, a third-party service provider, to assist with our due diligence process.  Supplier information was collected, stored and evaluated using an online platform provided by Source Intelligence.  In certain cases, if a supplier was unable to provide information on the online platform, we or Source Intelligence uploaded the information on the supplier’s behalf.

6.4.           Steps to Be Taken to Mitigate Risk and Maturing Due Diligence Program

As we continue to work on improving our due diligence program, we intend to continue to enhance our supplier communication and to refine and improve our due diligence data accuracy in order to mitigate the risk that the necessary 3TG contained in our products could benefit armed groups in the DRC or adjoining countries.

7.            Identify and Assess Risk in the Supply Chain

Because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify parties upstream from our direct suppliers.  Our direct suppliers are similarly reliant upon information provided by their suppliers.

At the outset of our RCOI, we elected to survey and send letters to a broad group of direct suppliers for our products, including many which are likely out-of-scope for this analysis.  The response rate among those suppliers was 39%.  Of the responding suppliers, 31% indicated one or more of the regulated metals (i.e., 3TG) as necessary to the functionality or production of the products they supply to us.  Based on the CFSI Conflict Minerals Reporting Template responses and Source Intelligence’s smelter/refiner database, there was an indication of sourcing from the DRC or adjoining countries for 64 out of the 348 verified smelters and refiners.  Information regarding those smelters and refiners is included as Annex 1 to this Conflict Minerals Report.  Of the 64 smelters and refiners sourcing from the DRC or adjoining countries, (a) 63 have been verified as conflict-free and (b) 1 is not currently participating in a certification program.

8.	Audit of Supply Chain Due Diligence

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of the other entities in our supply chain. However, we do rely upon industry efforts to influence smelters and refiners to participate in the CFSI Conflict-Free Smelter Program and on the results of this program.

9.	Continuous Improvement Efforts to Mitigate Risk

The due diligence process discussed above is an ongoing process.  As we continue to conduct due diligence on our products, we will continue to refine our procedures to meet the goals set forth above.  We intend to undertake the following next steps to improve the due diligence process and to gather additional information which we expect will assist us in determining whether the 3TG we utilize benefit armed groups and contribute to human rights violations:

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continue to improve our threshold analysis as to whether 3TG materials are necessary to the functionality or production of our manufactured products to better focus diligence efforts on in-scope suppliers;

•	continue to work with suppliers who provided incomplete or insufficient information in an effort to obtain complete and accurate information in future years;

•	continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals;

•	continue to consider the inclusion of conflict-minerals-related provisions in our supplier contracts and purchase order terms and conditions as appropriate; and

•	attempt to validate supplier responses using information collected via independent conflict-free smelter validation programs such as the CFSI Conflict-Free Smelter Program.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws.  Any statements that do not relate to historical or current matters are forward-looking statements.  You can identify some of the forward-looking statements by the use of forward-looking terminology, such as “intend,” “expect,” “will,” “continue,” and the like, or the use of the future tense of words.  Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.  Examples of forward-looking statements include, but are not limited to, statements concerning our intended future efforts to mitigate the risk that the manufacture of our products benefits arms groups in the DRC region.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results, actions or performance to differ materially from those expressed in such forward-looking statements.  These risks and uncertainties may include, but are not limited to, the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers, on a timely basis or at all; whether smelters and refiners and other market participants responsibly source 3TG; and political and regulatory developments, whether in the DRC region, the United States, or elsewhere.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of the Form SD to which this document is attached.  We do not intend, and undertake no obligation, to publish revised forward‑looking statements to reflect events or circumstances occurring after the date of filing of the Form SD or to reflect the occurrence of unanticipated events.

Annex 1

The following table lists smelters and refiners with indications of sourcing from the DRC and adjoining countries and their certification status.

Metal	Smelter/Refiner	Cert. Status	Mine Countries of Origin in the DRC and/or Adjoining Countries
Tungsten	A.L.M.T. Corp.	CFSP	DRC- Congo (Kinshasa), Rwanda, Burundi
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	LBMA, CFSP	DRC- Congo (Kinshasa), Zambia
Gold	Asaka Riken Co., Ltd.	CFSP	Burundi, Rwanda
Tungsten	Asia Tungsten Products Vietnam Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Gold	CCR Refinery - Glencore Canada Corporation	LBMA, CFSP	DRC- Congo (Kinshasa), Zambia
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tin	China Tin Group Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tantalum	Conghua Tantalum and Niobium Smeltry	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC - Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tin	CV United Smelting	CFSP	Congo (Brazzaville), DRC - Congo (Kinshasa), Rwanda
Tin	CV Venus Inti Perkasa	CFSP	Congo (Brazzaville)
Tantalum	Duoluoshan	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tin	EM Vinto	CFSP	Congo (Brazzaville), DRC - Congo (Kinshasa)
Tantalum	F&X Electro-Materials Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CFSP	Rwanda
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tantalum	Global Advanced Metals Aizu	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	Global Advanced Metals Boyertown	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CFSP	DRC- Congo (Kinshasa), Rwanda
Tantalum	H.C. Starck Co., Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	H.C. Starck Hermsdorf GmbH	CFSP	Burundi, DRC- Congo (Kinshasa), Rwanda
Tantalum	H.C. Starck Inc.	CFSP	Burundi, Congo (Brazzaville), Rwanda
Tantalum	H.C. Starck Ltd.	CFSP	Rwanda
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CFSP	Burundi, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia

Tungsten	H.C. Starck Tungsten GmbH	CFSP	Rwanda
Tantalum	Hi-Temp Specialty Metals, Inc.	CFSP	Rwanda
Tungsten	Hydrometallurg, JSC	CFSP	DRC- Congo (Kinshasa)
Gold	Jiangxi Copper Company Limited	LBMA, CFSP	Rwanda
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CFSP	Burundi
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CFSP	DRC- Congo (Kinshasa)
Tantalum	KEMET Blue Metals	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	Kemet Blue Powder	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	LSM Brasil S.A.	CFSP	DRC- Congo (Kinshasa)
Tin	Magnu's Minerais Metais e Ligas Ltda.	CFSP	DRC- Congo (Kinshasa)
Tin	Malaysia Smelting Corporation (MSC)	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), South Sudan, Tanzania, Uganda, Zambia
Tin	Metallo-Chimique N.V.	CFSP	DRC- Congo (Kinshasa)
Gold	Mitsubishi Materials Corporation	LBMA, CFSP	Congo (Brazzaville)
Gold	Nihon Material Co., Ltd.	LBMA, CFSP	DRC- Congo (Kinshasa), Rwanda
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tin	Operaciones Metalurgical S.A.	CFSP	DRC- Congo (Kinshasa)
Gold	Prioksky Plant of Non-Ferrous Metals	LBMA, CFSP	Rwanda
Tin	PT Bangka Tin Industry	CFSP	DRC- Congo (Kinshasa)
Tin	PT Bukit Timah	CFSP	DRC- Congo (Kinshasa)
Tin	PT Eunindo Usaha Mandiri	CFSP	DRC- Congo (Kinshasa), Rwanda
Tin	PT Justindo		Burundi, Rwanda
Tin	PT Stanindo Inti Perkasa	CFSP	DRC- Congo (Kinshasa)
Tin	PT Sumber Jaya Indah	CFSP	Rwanda
Tin	PT Timah (Persero) Tbk Kundur	CFSP	DRC- Congo (Kinshasa), Rwanda
Tin	PT Timah (Persero) Tbk Mentok	CFSP	DRC- Congo (Kinshasa)

Tin	PT Tinindo Inter Nusa	CFSP	DRC- Congo (Kinshasa), Rwanda
Gold	Rand Refinery (Pty) Ltd.	LBMA, CFSP	DRC- Congo (Kinshasa), Tanzania
Gold	Samduck Precious Metals	CFSP	Rwanda
Tantalum	Taki Chemical Co., Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tin	Thaisarco	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tantalum	Ulba Metallurgical Plant JSC	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC- Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	CFSP	Angola, Burundi, Central African Republic, Congo (Brazzaville), DRC - Congo (Kinshasa), Rwanda, South Sudan, Tanzania, Uganda, Zambia
Tin	VQB Mineral and Trading Group JSC	CFSP	DRC- Congo (Kinshasa)
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CFSP	Burundi, Rwanda
Tungsten	Xiamen Tungsten Co., Ltd.	CFSP	DRC- Congo (Kinshasa), Rwanda, Burundi
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CFSP	Burundi, DRC- Congo (Kinshasa), Rwanda